POLICY REGARDING DIRECTOR COMPENSATION

Effective June 18, 2015
Each director of Semtech Corporation (the “Company”) who is not employed by the Company or one of its subsidiaries (a “non-employee director”) is entitled to compensation for his or her service as a member of the Board of Directors of the Company (the “Board”) and related committees as set forth below. This policy is effective as of June 18, 2015 (the “Effective Date”) and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time. Nothing herein, however, modifies the terms and conditions of any stock option or stock unit award granted by the Company prior to the Effective Date.
Cash Compensation

Each non-employee director will be entitled to cash retainers while serving on the Board in the amounts set forth below:

Description	Annual Amount
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer (Standing Committees)	Audit Committee: $20,000 Compensation Committee: $20,000 Nominating and Governance Committee: $10,000
Committee Retainers (Standing Committees)	Audit Committee: $10,000 Compensation Committee: $10,000 Nominating and Governance Committee: $5,000

The amounts of the Annual Retainer, the Annual Retainer for Chairman of the Board, the Committee Chair Retainers and the Committee Retainers are expressed as annualized amounts. These retainers will be paid on a quarterly basis in advance, with the amount for a particular quarter paid promptly after the beginning of the quarter. In the case of a non-employee director who commences such a position mid-quarter, the corresponding amount will be pro-rated for the portion of the quarter that the director is to serve in the particular position and paid as soon as practicable after the director commences such position.
For purposes of clarity, a non-employee director who serves as the Chair of a committee will be entitled to the Committee Chair Retainer for that particular committee but will not be entitled to the Committee Retainer for serving as a member of that particular committee. Also for purposes of clarity, a non-employee director who serves as a member of a committee and commences serving as Chair of that committee mid-quarter will be entitled to a pro-rated portion of the applicable Committee Chair Retainer for the portion of the quarter that the director is to serve in the particular position, less a pro-rated portion of the Committee Retainer for serving as a member of that particular committee for the portion of the quarter that the director serves as Chair of that committee.

Equity Awards
Effective as of June 18, 2015, each non-employee director will be eligible to receive the equity awards discussed below. Such equity awards will be made under and subject to the terms and conditions of the Company’s 2013 Long-Term Equity Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant of the particular award (the “Plan”), and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy (the “Award Agreement”).
Annual Stock Unit Awards. On each July 1, each non-employee director then in office will automatically be granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $60,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award will be paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.
The second award of restricted stock units (the “Annual Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $70,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award will be paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.
Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards will accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services , and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.
Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

The foregoing general provisions are, in the case of a particular Annual Non-Deferred RSU Award or Annual Deferred RSU Award, subject to the terms and conditions of the applicable Award Agreement.
Initial Equity Awards. For each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board ), the Board will approve the grant to such non-employee director of a stock option (“Initial Stock Option Award”), an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”), and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the Board will grant the non-employee director an Initial Stock Option Award, but the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award (as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1).
An Initial Stock Option Award will be an option to purchase a number of shares of the Company’s common stock such that the grant date fair value of such option (determined by using a Black-Scholes or similar valuation method based on the assumptions generally then used by the Company in valuing its options in its financial reporting) will be approximately $100,000. The per-share exercise price of an Initial Stock Option Award will equal the closing price (in regular trading) of a share of the Company’s common stock on the Nasdaq Stock Market on the date of grant (or as of the last trading day preceding such date if the date of grant is not a trading day). Each Initial Stock Option Award will be scheduled to vest in four (4) substantially equal annual installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting on the first anniversary of the applicable grant date. Each Initial Stock Option Award will, however, accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the option grant should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of shares subject to the option grant by (b) a fraction (not greater than one), the numerator of which is the number of whole weeks between the date of the director’s termination of services and the applicable grant of the award, and the denominator of which is two hundred eight (208), and subtracting the number of shares subject to the option that were theretofore vested. The foregoing provisions are, in the case of an Initial Stock Option Award, subject to the terms and conditions of the applicable Award Agreement.
Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards will have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award will be determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award will also correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).
The foregoing general provisions are, in the case of a particular Initial Non-Deferred RSU Award or Initial Deferred RSU Award, subject to the terms and conditions of the applicable Award Agreement.

Expense Reimbursement
All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel expenses (including airfare and ground transportation) to attend meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, and in all cases not later than the end of the calendar year following the calendar year in which the related expense was incurred.
Amendment and Termination
The Board has the right to amend or terminate this policy at any time and from time to time.

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